                                                                    EXHIBIT 11.1


                                UROLOGIX, INC.
                   COMPUTATION OF NET LOSS PER COMMON SHARE



                                                      Three Months Ended                 Six Months Ended,
                                                          December 31,                      December 31,
                                                   ---------------------------------------------------------------
                                                       1996            1995             1996             1995

Net loss                                            ($1,597,448)     ($1,746,598)     ($3,387,133)     ($3,173,994)
                                                    ===========      ===========      ===========      ===========

Weighted average common shares outstanding (1)        9,148,655        5,224,255        9,139,732        5,224,304

Effect of cheap shares issued (2)                             -          784,234                           784,234
                                                    -----------      -----------      -----------      -----------
                                                      9,148,655        6,008,489        9,139,732        6,008,538
                                                    ===========      ===========      ===========      ===========
Loss per common share                                    ($0.17)          ($0.29)          ($0.37)          ($0.53)
                                                    ===========      ===========      ===========      ===========


(1) All shares of preferred stock which were converted to common stock in conjunction with the initial public offering have been included in the calculation of weighted average common shares as if converted for all periods presented.

(2) All preferred shares issued and options granted from April 5, 1995 to April 4, 1996 are included in the calculation for periods prior to the initial public offering presented in accordance with Staff Accounting Bulletin Topic 4(D).